Exhibit 4.15

Equity Transfer and Capital Increase Agreement

This Equity Transfer and Capital Increase Agreement (“this Agreement”) is entered into among the following parties on December 12, 2005, in Beijing, People’s Republic of People’s Republic of China (“China”).

Party A:

Party A1: Beijing Huayi Brothers Advertising Co., Ltd (“Huayi Brothers Advertising”)

Registered Address: Room 909, Building A, Full Link Plaza No.18 Chaoyangmenwai Ave, Beijing, China

Legal Representative: Wang Zhongjun

Party A2: Beijing Qixin Weiye Culture Development Co., Ltd. (“Qixin Weiye”)

Registered Address: Room 16A, No.6 Building, No.5 District, Yuanda Yuan, Haidian District, Beijing, China

Legal Representative: Yuan Tao

Party B:

Hurray! Digital Music Technology Co., Ltd (“Hurray! Music”)

Registered Address: Room [], 3rd Floor, No. 12 Fuxing Road, Haidian District, Beijing

Legal Representative: Xiang SongZuo

Hereinafter, Party A1 and Party A2 are referred to collectively as “Party A”.

WHEREAS:

1.	Beijing Huayi Brothers Advertising Co., Ltd (“Company” or “Huayi Brothers Music”) is a limited liability company with register capital of RMB5,000,000.00, which was established by Party A1 and Party A2 in China according to PRC law, Party A1 and Party A2 made capital contributions are RMB3,500,000.00 and RMB1,500,000.00 respectively, and held 70% and 30% equity interest of Huayi Brothers Music respectively. The main business of Huayi Brothers Music is music production, music distribution, copyrights management and artist development (“Current Business”).

2.	Party B is a limited liability company to be established in China according to PRC law. Party B expects to cooperate with Party A in the field of music production and music distribution through holding the equity interest of Huayi Brothers Music.

3.	Party B agrees to purchase the equity interest and make additional investment to the registered capital of Company in accordance with the provisions of this Agreement.

NOW, THEREFORE, the Parties have entered into the following agreement concerning the issues above mentioned:

ARTICLE1: Equity Transfer and Capital Increase

1.1	Party A1 agrees to transfer a 28.2143% equity interest of the Company to Party B, Party A2 agrees to transfer a 13.2857% equity interest of the Company to Party B, Party B agrees to purchase the equity interest held by Party A1 and Party A2 (“Transfer interest” shall refer to the total equity interest of 41.5% and all rights, interest, and obligations relating to the aforesaid 41.5% equity interest).

1.2	Party A1 agrees that Party A2 transfer the 13.2857% equity interest of Company to Party B, and agree to waive the pre-emptive right to the equity interest to be transferred by Party A1. Party A2 agrees that Party A1 transfer the 28.2143% equity interest of Company to Party B, and agree to waive the pre-emptive right to the equity interest to be transferred by Party A2.

1.3	All the Parties agree, at the date of equity transfer mentioned in Article 1.1, Party B agrees to make capital increases and additional investments (collectively, the “Capital Increase”) in an aggregate amount of US$ 1,357,000, in which RMB 969,388.00 shall be invested to increase the registered capital of the Company, and the remaining portion of the Capital Increase shall be allocated to the capital reserve of the Company. The capital increase fund and additional investment fund (“Capital Increase Fund”) mentioned in this Article shall be paid in cash. After completion of the aforesaid Capital Increase, Party A shall hold 49% equity interest in Company, and Party B shall hold 51% equity interest in Company.

1.4	Party A agrees and promises to waive the rights of purchasing the capital increase.

ARTICLE 2: Industrial and Commercial Registration Procedure

2.1	The Equity Transfer and Capital Increase hereunder shall be registered in the bureau of industry and commerce according to the PRC law.

2.2	All the parties agree, the business of the Company is that approved by the bureau of industry and commerce, and all the parties shall not alter the current business of the Company materially.

2.3	After completion of the industry and commercial registration procedure concerning the Equity Transfer and Capital Increase hereunder, Party A and Party B as the shareholders of the Company shall enjoy the rights and undertake the obligations according to the PRC law and Article of Association of the Company. The following is the proportion of equity interest held by shareholders respectively:

	Capital Contributions		Equity Interest
Party A1	RMB	2,089,285.80	35%
Party A2	RMB	835,714.30	14%
Party B	RMB	3,044,387.90	51%

ARTICLE 3: Payment

3.1	All the parties agree and acknowledge, Party B shall pay the equity transfer price hereunder to Party A by the following manner:

All the parties agree, the Benchmark Profit of the Company (“Benchmark Profit”, shall refer to the average of the after-tax profit of the Company for 2006 and the after-tax profit of the Company for 2007, as audited by one of the “Big Four” accounting firms acceptable to Party B in accordance with the US GAAP 2006) shall the estimated profit of US$1,166,700.00, and the value of the Company shall be US$ 7,000,200.00 (“Initial Value”) derived by using a multiple of 6, i.e., $1,166,700.00×6=$ 7,000,200.00. For the convenience of calculation, the Parties agree to define the value of the company as US$ 7,000,000.00. The Parties agree to determine the Equity Transfer Price according to the value of the company at US$ 7,000,000.00, thus the Equity Transfer Price shall be US$ 7,000,000×41.5%=US$ 2,905,000.00.

3.2	Payment of the Equity Transfer Price

(1)	Payment of the Equity Transfer Price

The Equity Transfer Price shall be US$ 2,905,000.00. Party B shall pay to Party A US$ 2,033,500.00, as the initial payment of the Equity Transfer Price, within five (5) Business Days after the Execution of the Equity Transfer and Capital Increase Agreement.

Party B shall pay to Party A US$ 871,500.00, as the second payment of the Equity Transfer Price, within five (5) Business Days after the Industrial and Commercial Registration Date (the “Industrial and Commercial Registration Date” shall refer to the date of issuance of a business license by the bureau of industry and commerce).

(2)	Adjustment to Equity Transfer Price

The Parties agree, any adjustment to the Equity Transfer Price shall be based on the amount of US$ 2,905,000.00 provided in Article 3.2 above.

If the actual amount of Benchmark Profit is more than US$ 1,254,202.50, Party B shall pay to Party A in a lump sum the supplemental amount within ten (10) Business Days after the determination of the Benchmark Profit. The supplemental amount shall be: the actual amount of Benchmark Profit×6×41.5% - US$2,905,000.00.

If the actual amount of Benchmark Profit is less than US$ 1,254,202.50, Party B shall have the option to either to: (1) require Party A to refund to Party B the amount overpaid by Party B within ten (10) Business Days after the determination of the Benchmark Profit. The overpaid amount shall be: US$2,905,000.00 - (actual amount of Benchmark Profit×6×41.5%). or (2) require to re-adjust the respective proportion of equity interest held by Party A and Party B in the following manner: to calculate the equity interest held by Party B in the Company according to the Equity Transfer Price and the actual value of the Company (actual amount of Benchmark Profit×6), and the equity interest held by Party A in the Company shall also be diluted at the same time; the diluted proportion of equity interest held by Party A in the Company shall be: 1- [US$ 2,905,000.00/(actual amount of Benchmark Profit×6)]. But the proportion of equity interest held by Party A in the Company shall not be diluted to below 30%. At such time, any un-refunded portion of the Equity Transfer Price shall be refunded by Party A to Party B. If Party B requires any re-adjustment to the proportion of equity interest in the aforesaid manner, Party A shall transfer without additional cost the diluted equity interest to Party B, enter into the Equity Transfer Agreement and relevant legal documents with Party B, and assist Party B with the handling of formalities for the change of industrial and commercial registration.

The fee for auditing the Benchmark Profit will be paid by the Company, which shall not be included in the Benchmark Profit.

3.3	Capital Increase and Additional Investment

3.3.1	After completion of the equity transfer, Party B agrees to make capital increase and additional investment (collectively, the “Capital Increase”) in an aggregate amount of US$ 1,357,000.00. After completion of the aforesaid Capital Increase, Party B shall hold a 51% equity interest in the Company, and Party A shall hold a 49% equity interest in the Company. The aforesaid Capital Increase in the amount of US$1,357,000.00 is based on the value of the company at US$ 7,000,000. If the amount of Capital Increase is N, the formula of the calculation shall be: (N + US$ 2,905,000.00) /(N + US$ 7,000,000.00) = 51%.

3.3.2	Payment of the Capital Increase

The Capital Increase shall be US$1,357,000.00, Party B shall pay to the Company within five (5) Business Days after the Industrial and Commercial Registration Date, in which RMB 969,388.00 shall be invested to increase the registered capital of the Company, and the remaining portion of the Capital Increase shall be allocated to the capital reserve of the Company.

3.3.3	Adjustment to the Amount of Capital Increase

If, the actual amount of Benchmark Profit realized by the Company is higher than US$ 1,254,202.50 (116.67X1.075), the US$ 1,357,000.00 Capital

Increase from Party B will not be sufficient for Party B to hold 51% equity interest in the Company, under which circumstance Party B shall have the options either: (1) to make additional investment. For the purpose of calculating the amount of additional investment, it is necessary to calculate the aggregate amount of Capital Increase to be made by Party B in the following formula: [(actual amount of Benchmark Profit × 6 × 41.5%) +W] / [actual amount of Benchmark Profit × 6 +W] = 51%, in which “W” represents the aggregate amount of Capital Increase to be invested by Party B. According to the formula above, W= actual amount of Benchmark Profit × 6 ×0.1939, therefore, the amount of additional investment = actual amount of Benchmark Profit × 6 ×0.1939 - US$ 1,357,000.00; or (2) to re-adjust the respective proportion of equity interest held by Party A and Party B in the following manner: to dilute the equity interest held by Party B in the Company according to the aggregate of the Capital Increase (i.e., US$ 1,357,000.00) and the actual value of the company (actual amount of Benchmark Profit×6), the diluted proportion of equity interest held by Party B in the Company shall be: (actual amount of Benchmark Profit ×6×41.5% + US$ 1,357,000.00)/( US$ 1,357,000.00 + actual amount of Benchmark Profit×6). If Party B selects to re-adjust the respective proportion of equity interest held by Party A and Party B, Party B shall transfer for free the diluted equity interest to Party A, enter into the Equity Transfer Agreement and relevant legal documents with Party A, and assist Party A with the handling of formalities for the change of industrial and commercial registration.

If, the actual amount of Benchmark Profit realized by the Company is less than US$ 1,079,197.50 (116.67X0.925), the US$ 1,357,000.00 Capital Increase from Party B will allow Party B to hold more than 51% equity interest in the Company, under which circumstance Party B shall have the options to:

(1) withdraw portion of its investment. Under this circumstance, there are two possibilities: Firstly, Party B selects the refund of Equity Transfer Price under Article 3.2(2) when the Benchmark Profit of the Company is less than US$ 1,079,197.50(116.67X0.925). Accordingly, for the purpose of calculating the amount of refundable investment, it is necessary to calculate the aggregate amount of Capital Increase to be made by Party B in the following formula: [(actual amount of Benchmark Profit × 6 × 41.5%) +W] / [actual amount of Benchmark Profit × 6 +W] = 51%, in which “W” represents the aggregate amount of Capital Increase to be invested by Party B. According to the formula above, W= actual amount of Benchmark Profit × 6 ×0.1939, therefore, the amount of refundable investment = US$ 1,357,000.00 - (actual amount of Benchmark Profit × 6 ×0.1939). Secondly, Party B selects to dilute the proportion of the equity interest held by Party A under Article 3.2(2) when the Benchmark Profit of the Company is less than US$ 1,079,197.509(116.67X0.925). At that time, if Party B doesn’t hold 51% equity interest of the Company, Party B shall increase the capital in further. Accordingly, for the purpose of calculating the amount of refundable investment, it is necessary to calculate the aggregate amount of Capital Increase to be made by Party B in the following formula: [US$ 2,905,000.00 + W]/[ actual amount of Benchmark Profit × 6 + W] = 51%, in which “W”

represents the aggregate amount of the Capital Increase to be invested by Party B. Therefore, the amount of refundable investment = US$ 1,357,000.00 – W. At that time, if Party B holds the 51% equity interest of the Company, Party B has rights to select not to implement the Capital Increase of the amount of US$1,357,000.00. Accordingly, Party A are required to refund Capital Increase to be invested by Party B;

(2) re-adjust the respective proportion of equity interest held by Party A and Party B in the following manner: to calculate the equity interest held by Party B in the Company according to the aggregate amount of the Capital Increase (i.e., US$ 1,357,000.00) and the actual value of the company (actual amount of Benchmark Profit×6), and the equity interest held by Party A in the Company shall also be diluted at the same time. Under this circumstance, there are two possibilities: Firstly, Party B selects the refund of Equity Transfer Price under Article 3.2(2) when the Benchmark Profit of the Company is less than US$ 1,079,197.50 (116.67X0.925). Accordingly, the diluted proportion of equity interest held by Party A in the Company shall be: 1- [(actual amount of Benchmark Profit ×6×41.5% + US$ 1,357,000.00)/( US$ 1,357,000.00 + actual amount of Benchmark Profit×6)]. Secondly, Party B selects to dilute the proportion of the equity interest held by Party A under Article 3.2(2) when the Benchmark Profit of the Company is less than US$ 1,079,197.50 (116.67X0.925). Accordingly, the diluted proportion of equity interest held by Party A in the Company shall be: 1- [US$ 2,905,000.00 + US$ 1,357,000.00)/( US$ 1,357,000.00 + actual amount of Benchmark Profit×6)]. At that time, if Party B holds the 51% equity interest of the Company, Party B has rights to select not to implement the Capital Increase of the amount of US$1,357,000.00. Accordingly, Party A are required to refund Capital Increase to be invested by Party B. If Party B requires to re-adjust the respective proportion of equity interest held by Party A and Party B, Party A shall transfer for free the diluted equity interest to Party B, enter into the Equity Transfer Agreement and relevant legal documents with Party B, and assist Party B with the handling of formalities for the change of industrial and commercial registration;

(3) combine the withdrawal of certain investment and dilution of Party A’s equity interest, so as to guarantee that Party B shall hold the above 51% equity interest in the Company.

3.4	If the actual amount of the Benchmark Profit realized by the Company is less than US$ 1,079,197.50 (116.67X0.925), and Party B selects to dilute the proportion of equity interest held by Party A in the Company, the proportion of Party A’s equity interest can be diluted to 30%. At such time, any un-refunded portion of the Equity Transfer Price shall be refunded by Party A to Party B , and any un-refunded portion of the Capital Increase shall be refunded by the Company to Party B.

3.5	Party A2 and the four shareholders of Party A2 (YuanTao etc) shall be jointly and severally liable for the aforesaid obligations of refunding equity interest price under Article 3.3.3; and Party A1 and Mr. Wang Zhongjun and Mr. Wang Zhonglei shall take joint and several liabilities. If the actual amount of

Benchmark Profit is higher than US$ 1,254,202.50(116.67X1.075), and Party B selects to make additional investment, Hurray! Solutions Co., Ltd and Party B shall take joint and several liabilities for the aforesaid obligations of making additional investment.

3.6	All parties agree that the equity interest price which Party B should pay to Party A is the complete and final price, and that it includes all tax fees.

3.7	Payment shall be paid by RMB. The exchange rate between US dollar and RMB shall be that announced by the People’s Bank of China at the date hereof.

ARTICLE 4: Management of the Company

4.1	After completion of the equity transfer, Party B shall be the new shareholder of the Company.

4.2	As the shareholders of the Company, Party A and Party B shall have the right to:

(1)	Attend the shareholder meeting and take a vote according to its the proportion of equity interest;

(2)	Be appointed as or appoint representatives to serve as directors or supervisors;

(3)	Review the minutes of shareholder meetings, minutes of board of directors, and the financial accounting report of the Company, and supervise the operation of the Company;

(4)	Receive dividend distributions in proportion with respective equity interests;

(5)	Transfer the equity interest according to the law and the Article of Association of the Company;

(6)	A pre-emptive right to the equity interest held by other shareholders;

(7)	A pre-emptive right to the increase capital made by the Company;

(8)	Establish and amend the Article of Association of the Company with the other shareholders;

(9)	Distribute according to law the remaining assets of the company after liquidation;

(10)	Other rights regulated in the Article of Association of the Company.

4.3	Shareholder Meetings

The highest authority of the Company shall be its Shareholder Meeting. It shall decide on all major issues concerning the Company.

4.4	Board of Directors

The board of directors shall consist of five directors, three of which shall be appointed by Party B, and one of which shall be appointed by the Party A1, who shall be Mr. Wang Zhongjun; and one of which shall be appointed by the Party A2. The chairman of board shall be appointed by Party B. The authority of appointing one director shall transfer to Party B from Party A if the percentage of total equity interest of Party A in the Company falls 20% or below 20%. The Company will appoint Wang Zhongjun as the Honorary Chairman of the Board.

The following items shall be subject to a resolution of the Board of Directors adopted by unanimously vote:

(1)	The alteration of the name of the Company;

(2)	The decrease or increase of the registered capital of the Company;

(3)	Bankruptcy, dissolution and liquidation of the Company;

(4)	The sale or issuance of shares or bonds of the Company to Party B and/or affiliated companies of Party B;

(5)	The sale or issuance of shares of the Company in the price which is below this transaction price (value of the Company is US$7,000,000.00 );

(6)	Affiliated transactions;

(7)	Any amendment of the Article of Association of the Company; and

(8)	The disposal of the share held by the shareholder of the Company by mortgage or other security means;

The following items shall be subject to a resolution of the Board of directors adopted by a simple majority vote:

(1)	The sale or issuance of shares of the Company (excluding the sale or issuance of shares to Party B or the affiliates of Party B; and the sale or issuance of shares in the price which is below this transaction price (value of the Company is US$7,000,000.00 );

(2)	The dividend distribution plan of the Company;

(3)	Acquisition, merger or other investment activities;

(4)	Lending or borrowing activities of the Company;

(5)	The Company’s material strategic cooperation and license to the other third party;

(6)	Approval or modification of semi-annual and annual financial budget and business plans;

(7)	Disposal of the company’s assets by mortgage or other security means;

(8)	The sale, purchase, assignment, lease or other disposal of the Company’s assets at a value higher than RMB150,000.00.

(9)	The Appointment of the president, CEO, CFO, CTO, COO of the Company;

(10)	The approval of or amendment to the stock option plan for employees of the Company;

(11)	The approval of or amendment to the compensation system of the Company;

(12)	The execution of business contracts that are beyond the scope of business plan;

(13)	Alteration or termination of certain lines of business in the business plan;

(14)	Alteration of the financial plan and financial system of the Company, and appointing or replacing the auditor of the Company; and

(15)	Other issues subject to the approval of the Board.

4.5 Business Management Team

The Company shall establish a business management team, which shall be responsible for daily business affairs. The management team shall consist of one General Manager, one deputy General Manager and one Chief Financial Officer. The deputy General Manager and Chief Financial Officer will be nominated by Party B. The General Manager, Deputy General Managers and the Chief Financial Officer shall be appointed by the Board of Directors with a term of office of three years. The first General Manager of the Company shall be Wang Zhonglei, and his term of office shall be not less than three (3) months, but in principle not more than six (6) months. Both Parties shall endeavor to find an appropriate candidate for the office of General Manager within three (3) months.

4.6 Supervisor

Guo Xiaoqing shall be the supervisor of the Company.

4.7 The parties agree, daily payment at a value higher than RMB150,000.00 shall be approved by written by director designated by Party B.

4.8 The Parties agree, no artist contracts shall be executed without the prior written approval from a counsel or attorney designated by Party B.

4.9 The Parties agree, the Company shall not distribute dividends to its shareholders within two years after completion of the equity transfer.

4.10 Finance

The financial system of the Company shall be in compliance with the relevant provisions of the generally accepted accounting principles of the PRC and the United States. Financial statements of the Company shall be reported to the Board of Director on a quarterly basis. The Company shall appoint one of the “Big Four” accounting firms to conduct the financial audit for the company, which audit shall be conducted on quarterly and annual basis.

Details are set forth in Exhibit I hereto concerning the Article of Association of the Company.

ARTICLE 5: Exclusive Business Cooperation Agreement

As of the execution date hereof, Party A will cause and ensure the Company and Party B to enter into an Exclusive Business Cooperation Agreement on the business of digital publication. The Exclusive Cooperation Agreements shall be attached as Exhibits VIII hereto.

ARTICLE 6: Non-competitions Undertakings

As of the execution date hereof, Party A will cause and ensure the main shareholders of the Party A and Party A will enter into non-competitions agreements, a form of which is attached hereto as Exhibit X.

Party B warrants that: So far as Party B holds more than 50% equity interest in the Company, Party B will not invest in any enterprise that is competitive with the current business of the Company other than Beijing Hurray! Freeland Digital Music Technology Co., Ltd., unless Party B has introduced the investment opportunity to the Company in the first instance, and the Company has explicitly waived such opportunity. For the purpose of this Article 6, if the Company does not indicate its acceptance within thirty (30) days after knowing the investment opportunity, it will be deemed as a waiver of such opportunity.

ARTICLE 7: Representations and Warranties

7.1	For the purpose of this Agreement, Party A make the following irrevocable representations and warranties to Party B:

(1)	The execution, delivery and performance of this Agreement by Party A have been duly authorized by all necessary corporate action for proper authorization.

(2)	Party A enjoys full ownership to the equity interest in its possession, and such equity interest has been duly acquired in accordance with the procedures set forth in applicable laws and regulations; and the equity interest in the possession of Party A is free of any mortgage, lien or third party’s right.

(3)	Prior to the execution hereof, Party A warrant that all documents, materials and information provided by them to Party B or professional agencies designated by Party B are true, correct and complete and do not contain any false or misleading information.

(4)	Party A shall assist and cause the Company to accomplish the Equity Transfer and Capital Increase hereunder.

(5)	The equity interest to be transferred by Party A to Party B does not contravene any law or contractual obligations binding on or affecting them, or violate the relevant Article of Association, rules, restrictions or verdicts.

(6)	The company does not contravene any law or regulation affecting the Company from the date of establishment of it to date of execution hereof.

(7)	Party A shall cause and ensure that the Company uses the trademark of “Huayi Brothers” owned by affiliates of the Huayi Brothers Group, and cause and ensure a Trademark License Agreement to be entered into. The Trademark License Agreement shall be attached as Exhibits IX hereto. However, the Company shall use the above trademark only in with respect to the current business of the Company. During such time, the use of such trademark by the Company shall not constitute an infringement upon the rights of Party A or any third parties. Party A and/or the relevant right holders shall fully indemnify the Company for any loss suffered by the Company as a result of any claim based on such infringement;

(8)	When the relevant right holders obtain the right to the registered trademark of “Jungle Music” or the application right thereof, Party A shall cause the relevant right holders to transfer such right to the Company free of charge. Prior to such transfer, Party A and/or the relevant right holders shall not, and shall not permit any other parties to use such trademark, so as to avoid any trademark infringement. Party A and/or the relevant right holders shall fully indemnify the Company for any loss suffered by the Company as a result of any claim based on such infringement;

(9)	Before the date of execution hereof, Yu&Quan and Huang Zheng have entered into artist agreements with the Company. If Yu & Quan, Huang Zheng executed the aforesaid agreements with the Company in inviolation with any previous contracts, covenants, agreements, warranties and commitments that they have signed with any other parties, Party A shall fully indemnify the Company or Party B for any loss/damage as a result of such violation;

(10)	Except for what have been disclosed (listed in Exhibit VI hereto), the Company has not entered into any other wireless value-added service contract/agreement with any other parties. Upon completion of performance of the aforesaid wireless value-added service agreements, the Company shall not extend the term thereof without the prior written of Party B. The performance by the Company of the existing wireless value-added service agreements will not have any impact on this

Agreement, and the performance of this Agreement and any other agreements relating to the Transaction hereunder will not have any impact on the wireless value-added service agreements executed by the Company. If the Company’s performance of the aforesaid existing wireless value-added service contracts/agreements or this Agreement is in violation of any previous contracts, covenants, agreements, warranties and commitments that the Company has entered into with any other parties, Party A shall fully indemnify the Company or Party B for any loss/damage as a result of such violation;

(11)	If the Company shall have been sanctioned by the competent authorities for any problems relating to taxation, social insurance or otherwise existing as of the date of amended industrial and commercial registration, Party A1, Party A2 and the shareholders of Party A2 shall fully indemnify the Company for the loss/damage as a result thereof;

(12)	Since the establishment of the Company until the date hereof, the Company has not engaged in any infringement upon third parties’ rights;

(13)	There does not exist any litigation, arbitration or dispute in connection with the Company from the date of establishment of the Company to the date of execution hereof.

(14)	Party A shall use best efforts to using the music resources of the Company on a preferred basis and on equal terms;

(15)	The Company shall hire at least three (3) employees who have obtained talent manager qualifications and has begun applying for qualification as a talent management company. In addition, the Company is handling the relevant formalities for obtaining the qualification certificate of an talent management company, and will obtain such certificate no later than December 2005;

(16)	The company owns all certificates and licenses which are required for the current business of the Company (including not limited music production and distribution).

(17)	Party A warrants that Beijing Huayi Brothers Agent Co., Ltd., in which Party A holds equity interest, will not engage in recording and music-related business during the existence of the Company;

(18)	Except in special cases and with the prior written approval of Party B, Party A shall endeavor to cause any existing and newly signed contractual artists of Beijing Huayi Brothers Agent Co., Ltd. to enter into recording contracts with the Company on a preferred basis and on equal terms;

(19)	Party A shall endeavor to cause its affiliates (both Parties acknowledge and agree, the “affiliates” herein shall not include TOM Group Limited and its affiliate companies not related to Wang Zhongjun and Wang Zhonglei) to use the theme songs performed by the artists of the Company to the maximum extent possible in their movie and TV products;

(20)	Party A shall cause and ensure that, Hu Haiquan, Chen Yufan and Huangzheng will sign the Commitment Letter attached hereto as Exhibit V on the date of execution hereof.

(21)	Party A1 shall cause and ensurethat Party A1, Mr. Wang Zhongjun and Mr. Wang Zhonglei will hold above 15% equity interest of the Company for two (2) years from the date of execution hereof.

(22)	Party A shall cause and ensure, Mr. Wang Zhongjun and Mr. Wang Zhonglei will sign the Commitment Letter attached hereto as Exhibit II on the date of execution hereof.

(23)	Party A shall cause and ensure that Yuantao, Hu Haiquan and Chen Yufan will sign the Commitment Letter about trademark of Jungle Music on the date of execution hereof. The Commitment Letter shall be attached as Exhibit IV hereto.

(24)	Party A2 shall cause and ensure that Yuantao, Hu Haiquan, Chen Yufan and Su Wenjie shall sign the Commitment Letter about joint and several liabilities on the date of execution hereof. The Commitment Letter shall be attached as Exhibit III hereto.

(25)	Party A shall endeavor to cause the wireless value-added service rights in connection with the movie and TV products with the investment from Party A or its affiliates and activities sponsored by Party A or its affiliates be granted to Hurray! Digital Music Technology Co., Ltd. in priority upon equal conditions, provided that TOM Entertainment Group Limited shall waive its right of priority, if any, under the Shareholders Agreement entered into between Wang Zhongjun and TOM Entertainment Group Limited, and that such wireless value-added service right shall be owned by Party A or its affiliates;

(26)	The Company enjoys full ownership to the copyrights attached hereto as Exhibit VII in its possession.

(27)	If the shareholders of Beijing Huayi Brothers Jingji Co., Ltd transfer the equity interest of the Beijing Huayi Brothers Jingji Co., Ltd, and Party A1 and the other shareholders of Beijing Huayi Brothers Jingji Co., Ltd waive the pre-emptive right to the equity interest, the Company and/or Party B owns the pre-emptive right to the equity interest to be transferred by the shareholders of Beijing Huayi Brothers Jingji Co., Ltd.

(28)	Party A shall indemnify Party B and/or the Company for their loss resulting from the any litigation arbitration or dispute in connection with the Company.

(29)	Party A shall not engage in any business and activities that are or will be compete with the existing business of the Company and Party B in accordance with the provisions of the Non-competition Agreement listed in Exhibit X hereto.

7.2	For the purpose of this Agreement, Party B make the following irrevocable representations and warranties to Party A:

(1)	The execution, delivery and performance of this Agreement by Party A have been duly authorized by all necessary corporate action for proper authorization.

(2)	The execution and performance of this Agreement by Party B do not contravene any law or contractual obligations binding on or affecting them, or violate the relevant rules, restrictions or verdicts.

(3)	Party B shall pay the Equity Interest Price to Party A, and make the Increase Capital to the Company according to this Agreement.

(4)	Party B shall execution and performance the Exclusive Business Cooperation Agreement on the business of digital publication.

(5)	Party B shall cause the Company and Beijing Hurray! Freeland Digital Music Technology Co., Ltd to hold the equity interest of each other according to the PRC law.

(6)	Party B shall assist the Company to accomplish the Equity Transfer and Capital Increase hereunder.

ARTICLE 8: Liabilities for Breach and Force Majeure

8.1	Any party hereto in breach of its representations, warranties, covenants or other obligations hereunder shall assume liabilities in line with applicable law and this Agreement.

8.2	For the purpose of this Agreement, “force majeure” refers to any event beyond the control of the Parties that can not be reasonably predicted (or can be predicted but cannot be avoided) by the Parties hereto, which event has caused failure of any Party hereto to perform any or all terms and conditions of this Agreement, including without limitation natural disasters such as earthquake, landslide, subsidence, flood, typhoon and fire, explosion, accident, war, riot, insurgence, mutiny, turmoil, destructive behaviors or any other similar or dissimilar incidents. If any Party fails to perform any or all of its obligations hereunder due to a force majeure event, then it shall be relieved from performing such obligation during the period when the force majeure exists and the term of this Agreement shall be extended accordingly.

8.3	In such event the Party affected by the force majeure event shall not be liable for its failure to perform this Agreement during the period when the force majeure exists. The Party affected by the force majeure event shall immediately notify the other Parties of the occurrence of force majeure event in writing, and provide the other Parties with appropriate evidence of such force majeure and its influence notarized by the local notary. Moreover, such Party shall also take all necessary actions to prevent or alleviate the influence of such force majeure event.

ARTICLE 9: Dispute Resolution

9.1	Any disputes between or among the Parties shall be first solved by the Parties through amicable consultation. If consultation fails, then the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration pursuant to its rules. The proceedings shall take place in Beijing. Arbitration award is final and binding upon Parties.

ARTICLE 10: Governing Law

10.1	The validity, interpretation and enforcement of this Agreement shall be governed by the laws, regulations and government rules of China currently in effect and amended from time to time.

ARTICLE 11: Confidentiality

11.1	The Parties agree and acknowledge that any oral or written materials communicated between and among the Parties are confidential information (including without limitation the material provisions hereof and the Transaction hereunder). The Parties shall keep all such confidential information in strict confidence, and shall not disclose such information to any third parties without the consent of the other parties, except the following information:

1)	information known or to be known by the general public (other than through unauthorized disclose by a party bound by the confidential obligation as to such information);

2)	disclosure required under the applicable laws or regulations (including without limitation listing rules); or

3)	disclosure by any Party hereto to its legal counsel or financial consultant in relation to the transaction mentioned in the material provisions hereof, provided that such legal counsel or financial consultant shall also be bound by the confidential obligations herein.

Confidential obligations specified shall survive the termination of this Agreement for any reason.

11.2	Party A acknowledge and covenant that they shall not disclose any information as to the transaction hereunder in any way without Party B’s prior consent. Once Party B’s consent is obtained, Party A shall disclose such information in accordance with guidelines laid down by Party B.

ARTICLE 12: Miscellaneous

12.1	This Agreement includes the following attachments. All the Exhibits and Schedules hereto are integral parts of this Agreement.

Exhibit I:	Article of Association of the Company

Exhibit II:	Commitment Letter issued by Wang Zhongjun and Wang Zhonglei

Exhibit III:	Commitment Letter issued by Yuan Tao, Hu Haiquan, Chen Yufan and Su Wenjie

Exhibit IV:	Commitment Letter issued by Yuan Tao, Hu Haiquan and Chen Yufan

Exhibit V:	Commitment Letter issued by Hu Haiquan, Chen Yufan and Huangzheng

Exhibit VI:	List of Wireless Value Added Service Contracts entered into by the Company upon the execution date hereof

Exhibit VII:	List of Copyrights owned by the Company upon the execution date hereof

Exhibit VIII:	Exclusive Business Cooperation Agreement

Exhibit IX:	Trademark License Agreement

Exhibit X:	Non-competition Agreement

12.2	No revision, amendment or modification to this Agreement shall be effective unless made in writing and duly executed by the relevant Parties hereto. And such revision, amendment or modification shall take effect in the same way as the Agreement.

12.3	This Agreement shall take effect when executed by duly authorized representatives of the Parties and affixed with the company chop (or the chop specially for contract) of the Parties. This Agreement shall be signed in seven (7) originals, with each of Party A and Party B holding two originals, and the remaining originals shall be registered with the bureau of industry and commerce. Each copy hereof shall be deemed original upon execution by all the Parties hereto.

(Signature page)

In witness whereof, this Agreement is signed by following Parties on the date first written above:

Party A1: Beijing Huayi Brothers Advertising Co., Ltd

Authorized Representative:

Party A2: Beijing Qixin Weiye Culture Development Co., Ltd.

Authorized Representative:

Party B: Hurray! Digital Music Technology Co., Ltd

Authorized Representative: